Exhibit 99.4

FORM OF OPTION OFFERING AGREEMENT

This OPTION OFFERING AGREEMENT (this “Agreement”), dated as of [           ] is by and among iKang Healthcare Group, Inc., a corporation organized under the laws of the Cayman Islands (together with all of its subsidiaries and affiliates, refer as the “Company”) and [           ] (“Grantee”).  NOW, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements set forth herein and other consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Options

1.              In recognizing the service Grantee rendered to the Company, the Company agrees to grant Grantee [           ] shares option to purchase the Company’s Common Stock at US$[           ] per share.  These options shall expire at [           ].  If Grantee doesn’t fulfill his obligations listed below in clause 4, 5, 6 and 8, Grantee’s rights under any then outstanding Option, whether or not vested, shall terminate at the time of violation.

Exercise of Options

2.              The options granted above can be exercised only when the Company’s Common Stock becomes public traded or the Company is acquired in the future.

Release

3.              In consideration of Grantee’s receipt of the Shares from Company, Grantee voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which Grantee now has as of this Agreement Date, and/or he may have in the future against such Releasees that arise from or relating to Grantee’s association with the Company.  This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, vacation, pension benefits, stock benefits or any other employee benefits, or any other rights arising under any law of the jurisdiction(s) in which Grantee reside and in which Company does business.  Grantee further represents that he has not filed against the Company or any of the other Releasees, any complaints, charges or lawsuits with any governmental agency or any court prior to the date hereof.

Non-Competition

4.              Grantee agrees that, two years following the date of the Agreement, Grantee will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any material financial interest in, or aid or assist anyone else in the conduct of, any entity or business that is engaged in the development, operation and marketing of healthcare management and consulting businesses in People’s Republic of China (the “Competitive Business”), provided, however, Grantee may own up to 2% of public traded securities of a company that is engaged in the Competitive Business.

Other Obligations/Miscellaneous

5.              The Company and Grantee agree to keep the existence and terms of this Agreement completely confidential, except that each party may disclose it confidentially to legal counsel or to tax advisors, to enforce its terms or to respond to a valid subpoena or other legal process. In addition, Grantee may disclose it confidentially to members of his immediate family. Any individual to whom Grantee disclose this Agreement must be told that the information disclosed to them is confidential and may not be discussed with others.

6.              Grantee and the officers of the Company agree that neither will make, nor cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the other or of the other’s parent, subsidiary, and/or affiliate companies.

7.              The Company’s offer to Grantee of this Agreement is not intended to, and shall not be construed as, any admission of liability by the Company.

8.              In view of the nature of Grantee’s association and the nature of the confidential information of the Company’s and of the Company’s subsidiary and affiliate companies, to which Grantee has had access during the course of his association, Grantee agrees that any unauthorized disclosure to third parties of any such confidential information would cause irreparable damage to the trade secret status of such information and to the Company and to its subsidiary and affiliate companies, and that, since the Company and its subsidiary and affiliate companies would have no adequate remedy at law, in the event such a disclosure or threatened disclosure is proven, the Company will be entitled to an injunction, prohibiting Grantee from any such disclosure or attempted disclosure.

9.              The parties hereto hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of People’s Republic of China and the laws of the State of New York, without giving effect to principles of conflicts of law thereunder.

10.       This Agreement embodies the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to, the subject matter hereof.  This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

11.       Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, but such invalidity or unenforceability shall not affect in any way the remaining provisions hereof provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained.

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IN WITNESS WHEREOF, the parties hereto each have caused this Agreement to be duly executed as of the day and year first above written.

IKANG HEALTHCARE GROUP, INC.

By:
Name:
Title:

[ ]

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IKANG HEALTHCARE GROUP, INC.

STOCK OPTION AGREEMENT

1.                                      Grant of Option.  IKANG HEALTHCARE GROUP, INC., an exempted corporation organized and existing under the laws of the Cayman Islands (the “Company”), hereby grants to                , a citizen of the                     (the “        ”) whose              passport/ID number is              (the “Optionee”), an option to purchase an aggregate of                (       )  shares of Class A Common Shares (“Common Shares”) of the Company at a price of               per share, purchasable as set forth in and subject to the terms and conditions of this option.  Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company.

2.                                      Vesting of Shares.

(a)                                 Vesting Schedule.  Except as otherwise provided in this Section 2, this option shall be vested in four equal installments in 48 months beginning from the date hereof, such that:

(i)                                     Upon the ending of the twelfth month from the date of grant, the Optionee may purchase up to one third (1/4) of the total shares subject to this option;

(ii)                                  Upon the ending of the twenty-fourth month from the date of grant, the Optionee may purchase up to an additional one third (1/4) of the total shares subject to this option.

(iii)                               Upon the ending of the thirty-sixth month from the date of grant, the Optionee may purchase up to the last one third (1/4) of the total shares subject to this option.

(iv)                              Upon the ending of the forty-eighth month from the date of grant, the Optionee may purchase up to the last one third (1/4) of the total shares subject to this option

(b)                                 Termination With Cause.  In the event that the Company terminates the Optionee’s employment for “Cause”, all shares subject to this option that are not vested as of the date of termination shall be immediately forfeited. For purposes hereof, “Cause” shall mean termination based upon (i) the failure by the Optionee to reach the target which has been set and signed between the Optionee and the Company; (ii) the willful failure by the Optionee to follow directions communicated to him/her by Chief Executive Officer of the Company, provided that the directions are legal, reasonable, and within the bounds of the executive’s duties; (iii) dishonesty in the performance of the Optionee’s duties to the Company; (iv) the willful engaging by the Optionee in conduct which is materially injurious to the Company, monetarily or otherwise; (v) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Optionee to an act of fraud, misappropriation or embezzlement or to a felony; (vi) the Optionee’s habitual drunkenness or use of illegal substances; (vii) a material breach by the Optionee of this Agreement; or (viii) an act of gross neglect or gross misconduct which the Company deems to be good and sufficient cause.

(c)                                  In the event that the Optionee’s employment is terminated due to “Disability”, the Optionee shall be entitled to immediate vesting as of the date of termination for 50% of the remaining shares subject to option that are unvested as of the date of termination. All other shares subject to this option that are not vested in accordance with the preceding sentence shall be immediately forfeited.  For purposes hereof, “Disability” shall mean the Optionee’s inability, as a result of a physical or mental illness, to perform the duties assigned to him/her for a period of three (3) consecutive months or for any non-consecutive period of five (5) months during the term of Optionee’s employment with the Company.

(d)                                 Termination Upon Death.     In the event that the Optionee’s employment is terminated because of the Optionee’s death, the Optionee shall be entitled to immediate vesting as of the date of termination for 50% of the remaining shares subject to this option that are unvested as of the date of death. All other shares subject to this option that are not vested in accordance with the preceding sentence shall be immediately forfeited.

(e)                                  Termination without Cause.  If the Optionee’s employment is terminated without cause, the Optionee shall be entitled to immediate vesting as of the date of termination 50% of the remaining shares subject to this option that are unvested as of the date of termination. All other shares subject to this option that are not vested in accordance with the preceding sentences shall be immediately forfeited.

(f)                                   Termination Upon the Optionee’s Resignation.  In the event that the Optionee resigns his/her employment with the Company, all shares subject to this option that are not vested as of the date of termination shall be immediately forfeited.

3. Exercise of Option.

(a)                                 Except as otherwise provided in this Agreement, this option may be exercised to the extent of the number of shares already vested at any time prior to the tenth anniversary of the date of grant (hereinafter the “Expiration Date”).

The right of exercise as to the vested shares shall be cumulative so that if the option is not exercised to the maximum extent permissible during any exercise, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Expiration Date or the earlier termination of this option.  This option may not be exercised at any time on or after the Expiration Date, except as otherwise provided in Section 3(e) below.

(b)                                 Exercise Procedure.  Subject to the conditions set forth in this Agreement, this option shall be exercised by the Optionee’s delivery of a written notice of exercise substantially in the form set forth in Attachment A hereto to the board of directors (the “Board”) of the Company, specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 4.  Such exercise shall be effective upon receipt by the Board of such written notice together with the required payment.

The Optionee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(c)                                  Continuous Relationship with the Company.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee, officer or director of, or consultant or advisor to, the Company (an “Eligible Optionee”).

(d)                                 Termination of Relationship with the Company.  If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate three (3) months after such cessation (but in no event after the Expiration Date), provided that this option shall be exercisable only to the extent of  the vested shares .  Notwithstanding the foregoing, if the Optionee, prior to the Expiration Date, materially violates the non-competition or confidentiality provisions of the Employment Agreement, confidentiality and nondisclosure agreement or other agreement between the Optionee and the Company, the right to exercise this option shall terminate immediately upon written notice to the Optionee from the Company describing such violation.

(e)  Exercise Period Upon Death or Disability.  If the Optionee dies or becomes disabled  prior to the Expiration Date while he or she is an Eligible Optionee, or if the Optionee dies within three months after the Optionee ceases to be an Eligible Optionee (other than as the result of a termination of such relationship by the Company for “Cause” as specified in paragraph (f) below), this option shall be exercisable, within the period of one year following the date of death or disability of the Optionee (whether or not such exercise occurs before the Expiration Date), by the Optionee or by the person to whom this option is transferred by will or the laws of descent and distribution, provided that this option shall be exercisable only to the extent of the vested shares.  Except as otherwise indicated by the context, the term “Optionee”, as used in this option, shall be deemed to include the estate of the Optionee or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Optionee.

(f)  Discharge for Cause.  If the Optionee, prior to the Expiration Date, is discharged by the company for “Cause”, the right to exercise this option shall terminate immediately upon such cessation of employment..

4.                                      Payment of Purchase Price.

Payment of the purchase price for shares purchased upon exercise of this option shall be made by delivery to the Company of cash or a check to the order of the Company in an amount equal to the purchase price of such shares.

5.                                      Delivery of Shares; Compliance With Securities Laws, Etc.

(a)                                 General.  The Company shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

(b)                                 Listing, Qualification, Etc.  This option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board.  Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification or disclosure, or to satisfy such other condition.

6.                                      Nontransferability of Option.  This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred by will or the laws of descent.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

7.                                      No Special Employment or Similar Rights.  Nothing contained in this option shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment or other relationship of the Optionee with the Company for the period within which this option may be exercised.

8.                                      Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Optionee.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

9.                                      Adjustment Provisions.

(a)                                 General.  If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Shares or other securities, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in the Employee Stock Option Plan to be adopted by the Company, simultaneously with signing of this Agreement.

(b)                                 Board Authority to Make Adjustments.  Any adjustments under this Section 9 will be made by the Board, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued pursuant to this option on account of any such adjustments.

10.                               Mergers, Consolidation, Distributions, Liquidations Etc.  In the event of a merger or consolidation or sale of all or substantially all of the assets of the Company in which outstanding Common Shares are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of the Company, prior to the Expiration Date or termination of this option, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in the Employee Stock Option Plan to be adopted by the Company.

11.                                Restrictions on and Obligations of Common Shareholders Etc.  The holders of Common Shares (the “Common Shareholders”) have entered into a Shareholders’ Agreement with the holders of preferred shares of the Company (the “Preferred Shareholders”), whereunder the Common Shareholders are being bound with certain restrictions and obligations. By execution of this Agreement, the Optionee agrees to be bound by the terms of then effective Shareholders’ Agreements among the shareholders and the Company upon the Optionee becoming a Common Shareholder of the Company.

12.                               Investment Representations; Legends.

(a)                                 Representations.  The Optionee represents, warrants and covenants that:

(i)                                     Any shares purchased upon exercise of this option shall be acquired for the Optionee’s account for investment only, and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any rule or regulation under the Securities Act, or any other applicable securities laws.

(ii)                                  The Optionee has had such opportunity as he or she has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Optionee to evaluate the merits and risks of his or her investment in the Company.

(iii)                               The Optionee is able to bear the economic risk of holding such shares acquired pursuant to the exercise of this option for an indefinite period.

(iv)                              The Optionee understands that (A) the shares acquired pursuant to the exercise of this option will not be registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (B) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (C) in any event, an exemption from registration under Rule 144 or otherwise under the Securities Act not be available for at least two years and even then will not be available unless a public market then exists for the Common Shares, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (D) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register any shares acquired pursuant to the exercise of this option under the Securities Act.

(v)                                 The Optionee agrees that, if the Company offers any of its Common Shares for sale pursuant to a registration statement under the Securities Act, the Optionee will not, without the prior written consent of the Company, offer, sell, contract to sell or otherwise dispose of, directly or indirectly (a “Disposition”), any shares purchased upon exercise of this option for a period of 90 days after the effective date of such registration statement.

By making payment upon exercise of this option, the Optionee shall be deemed to have reaffirmed, as of the date of such payment, the representations made in this Section 12.

(b)  Legends on Stock Certificate.  All stock certificates representing shares of Common Shares issued to the Optionee upon exercise of this option shall have affixed thereto legends substantially in the following forms, in addition to any other legends required by any other applicable laws:

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Act, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required.

“The shares of stock represented by this certificate are subject to certain restrictions on transfer contained in a Stock Option Agreement and a Shareholders’ Agreement, copies of which will be furnished upon request by the Company.”

13.                               Miscellaneous.

(a)                                 Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee.

(b)                                 All notices under this option shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

(c)                                  This option shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law rules.

Date of Grant:	IKANG HEALTHCARE GROUP, INC.

By:

Title:

Address:

OPTIONEE’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.

OPTIONEE

Address:

Attachment A:

IKANG HEALTHCARE GROUP, INC.

NOTICE OF EXERCISE OF STOCK OPTION

I.                OPTIONEE INFORMATION:

a. Name:
b. Address:	Phone Number:
Mobile Phone:

II.           OPTION INFORMATION:

a. Date of Grant:

b. Total number of shares of Class A Common Shares of iKang Healthcare Group, Inc. (the “Company”) covered by option:

c. Exercise Price per Share:

III.      EXERCISE INFORMATION:

a.         Number of shares of Class A Common Shares of the Company for which option is being exercised now:                              .  (These shares are referred to below as the “Purchased Shares”.)

b.         Total Exercise Price for the Purchased Shares:                            .

c.          Form of payment [CHECK ONE THAT APPLIES]:

☐ Check for US$                 made payable to “iKang Healthcare Group, Inc”.

☐ Cash in the amount of US$                    .

d.         Name in which the Purchased Shares should be registered:

e.          The certificate for the Purchased Shares should be sent to the following address:

Address:

IV.       ACKNOWLEDGMENTS

1.                 I understand that the Purchased Shares are subject to terms and conditions set forth in the Stock Option Agreement between I and the Company.

2.                 I hereby acknowledge that I received and read a copy of the Shareholders’ Agreement describing the restrictions on the obligations of me as a holder of Class A Common Shares.

By attaching my Signature below, I hereby execute this notice of exercise.

SIGNATURE:

By:

Date: